EXHIBIT 3.1.A

                            CERTIFICATE OF AMENDMENT
                                       TO
                            CERTIFICATE OF FORMATION
                                       OF
                         CAPITAL RESOURCE GROUP ONE, LLC

                                    ********

     1. The name of the limited liability company (the "Company") is Capital Resource Group One, LLC.

     2. The Certificate of Formation of the Company is hereby amended by adding the following Paragraphs 3, 4 and 5:

     3. The purpose for which the Company is organized is to originate the Insurance Settlements Funding Trust 2000 (the "Trust") and execute and deliver the Certificates issued by the Trust; to purchase Insurance Settlements solely from United Funds, LLC, to transfer those Insurance Settlements to the Trust, and to perform such other functions incidental to or necessary or convenient to accomplish the foregoing.

     The Company shall have no other purpose. The Company shall incur no debt, except to the extent that the securities issued by the Trust constitute and/or are treated as indebtedness of the Company. The Company shall make no contracts or incur no liability other than those incidental to the foregoing limited purposes, and shall not file a voluntary petition under the Bankruptcy Code of 1984, as amended, or any similar applicable state law so long as the Company is solvent and does not reasonably foresee becoming insolvent.

     4. No Manager or officer of the Company shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Manager or officer if (i) the Manager or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company and (ii) the conduct of the Manager or officer did not constitute actual fraud, gross negligence, or willful misconduct.

     The Company shall indemnify and hold harmless the Managers and officers of the Company (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise,

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arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Manager or officer at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it or he or she reasonably believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful and (ii) the Indemnitee's conduct did not constitute actual fraud, gross negligence or willful misconduct.

     Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Paragraph 4 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified as authorized in this Paragraph 4. The indemnification provided by this Paragraph 4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, consent of the Members, as a matter of law or equity, or otherwise, shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. Subject to the foregoing sentence, the provisions of this Paragraph 4 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

     5. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Manager shall be obligated personally for any such debt, obligation, or liability by reason of his or her acting as a Manager of the Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 22nd day of March, 2000.

                                        CAPITAL RESOURCE GROUP ONE, LLC


                                        By: /s/ Thomas LaRussa
                                            -------------------------------
                                            Thomas LaRussa, Managing Member